SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                         Nexstar Broadcasting Group Inc.
                                (Name of Issuer)

                         Common Stock, $.0.01 par value
                         (Title of Class of Securities)

                                    65336K103
                                 (CUSIP Number)

                                 April 21, 2006
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 2 of 12

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Act II Management, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          13-4196966
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    755,600
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    755,600
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          755,600
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.29%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA
--------------------------------------------------------------------------------

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 3 of 12

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Act II Capital, L.L.C.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          13-4196964
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    755,600
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    755,600
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          755,600
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.29%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 4 of 12

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Dennis H. Leibowitz
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    755,600
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    755,600
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          755,600
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.29%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 5 of 12

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Act II Master Fund, Ltd.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          98-0431556
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    755,600
SHARES
                ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
                ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    755,600
REPORTING
                ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          755,600
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.29%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 6 of 12

ITEM 1(a).  NAME OF ISSUER:
            Nexstar Broadcasting Group Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            909 Lake Carolyn Parkway, Suite 1450, Irving Texas 75039.

ITEMS 2(a), 2(b) and 2(c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

     (i) Act II Management, L.P.("AII"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G held by certain investment funds managed by AII (the "Accounts").

     (ii) Act II Capital, L.L.C. ("AIIC") a Delaware limited liability company, with respect to the Shares reported in this Schedule 13G held by the Accounts.

    (iii) Dennis H. Leibowitz, who is the Principal of the General Partner of AII, with respect to the Shares reported in this Schedule 13G held by the Accounts.

     (iv) Act II Master Fund, Ltd. ("AIIMF"), a Cayman Islands company, with respect to shares owned by it.

     The citizenship of AII, AIIC and AIIMF is set forth above. Dennis H. Leibowitz is a United States citizen.

     The address of the Principal business office of each of the Reporting Persons is 444 Madison Avenue 17th Floor New York, NY 10022. The address of the Principal business office of AIIMF is C/o Admiral Administration Ltd. P.O. Box 32021, SMB Admiral Financial Centre, Grand Cayman, Cayman Islands, B.W.I.

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 7 of 12


ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:      65336K103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under Section 15 of the Act;

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Act;

     (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d- 1(b)(1)(ii)(E);

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974
               or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F);

     (g)  [ ] Parent Holding Company, in accordance with Rule 13d- 1(b)(ii)(G);

     (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940; or

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 8 of 12

ITEM 4.   OWNERSHIP.

     AII serves as principal investment manager to investment funds with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G. AII may invest directly or through AIIMF. AIIC is the General Partner of AII. As such, it may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G. Mr. Dennis H. Leibowitz is the Principal of the AIIC. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

     Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

     A.   AII
          (a)  Amount beneficially owned: 755,600
          (b)  Percent of class: 5.29%
               All percentages herein are based on 14,289,310 shares of Common Stock reported to be outstanding as of January 1, 2006, as reflected in the Form 10-K filed by the Company for the fiscal year ended December 31, 2005.
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote 755,600
               (ii) shared power to vote or to direct the vote 0
              (iii) sole power to dispose or to direct the disposition of
                    755,600
               (iv) shared power to dispose or to direct the disposition of 0

     B.   AIIC
          (a)  Amount beneficially owned: 755,600
          (b)  Percent of class: 5.29%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote 755,600
               (ii) shared power to vote or to direct the vote 0
              (iii) sole power to dispose or to direct the disposition 755,600
               (iv) shared power to dispose or to direct the disposition of 0

     C.   Dennis H. Leibowitz
          (a)  Amount beneficially owned: 755,600
          (b)  Percent of class: 5.29%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote 755,600
               (ii) shared power to vote or to direct the vote 0
              (iii) sole power to dispose or to direct the disposition

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 9 of 12

                    755,600
               (iv) shared power to dispose or to direct the disposition of 0

C.   AIIMF

     (a)  Amount beneficially owned: 755,600
     (b)  Percent of class: 5.29%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote 755,600
          (ii) shared power to vote or to direct the vote 0
         (iii) sole power to dispose or to direct the disposition of 755,600
          (iv) shared power to dispose or to direct the disposition of 0

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 10 of 12

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 10 of 12

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  April 24, 2006              /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Act II Management, L.P.
                                    By Dennis H. Leibowitz
                                    Principal of the General Partner

                                    /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Act II Capital, L.L.C.
                                    By Dennis H. Leibowitz
                                    Principal

                                    /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Dennis H. Leibowitz

                                    /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Act II Master Fund, Ltd.
                                    By Dennis H. Leibowitz
                                    Director

Schedule 13 G
CUSIP No. 65336K103                                                PAGE 11 of 12


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  April 24, 2006              /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    ACT II MANAGEMENT, L.P.
                                    By Dennis H. Leibowitz
                                    Principal of the General Partner

                                    /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Act II Capital, L.L.C.
                                    By Dennis H. Leibowitz
                                    Principal

                                    /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Dennis H. Leibowitz

                                    /s/ Dennis H. Leibowitz
                                    -----------------------------------
                                    Act II Master Fund, Ltd.
                                    By Dennis H. Leibowitz
                                    Director